Exhibit 10.11

CONTRATO DE TRABAJO	EMPLOYMENT CONTRACT
En Madrid, 12 de diciembre 2013	In Madrid, on December 12, 2013
REUNIDOS	TOGETHER
Workday BV, con domicile social en Amsteldijk 166, 1079LH Amsterdam con C.R.I. número 53679660 (la “Compañía”), representada en este acto pór D. Shaun
Redgrave en su calidad de representante legal de la Compañía.
Workday BV with registered office at Amsteldijk 166, 1079LH Amsterdam, with C.R.I. number 53679660 (the “Company”), represented by Mr. Shaun Redgrave acting as legal representative of the Company.
D. Luciano Fernandez Gomez mayor de edad, de nactionalidad española, provisto de D.N.I. 11.757.781S, residente en Espana (el “Trabajador” y conjuntamente con la Compañía, las “Partes”).	D. Mr. Luciano Fernandez Gomez, of legal age, of Spanish nationality, holder of ID 11.767.7815, and resident in Spain (the “Employee” and together with the Company, the “Parties”).
MANIFIESTAN	DECLARE
I. Que la Compañía se dedica a proporcionar soluciones de software empresariaI.	I. The Company is engaged in providing software solutions for Companies.
II. Que es de interés de ambas partes establecer una relacíon laboral que se regulará de acuerdo con las siguientes claúsulas.	II. That it is the wish of both parties to establish a common labour relationship which is subject to the following clauses.
III. El Trabajador garantiza (i) que puede asumir la presente relacíon laboral con la Compañía y que no existen acuerdos, restrIcciones o términos, verbales o escritos, quo pudieran vulnerar o entrar en conflicto con los términos y condiciones establecidas en el presente contrato o impedir el desarrollo de sus funciones para la Compañía y (ii) que el cumplimiento y desarrollo de sus funciones y obligaciones conforme al contrato no dará lugar a reclamaciones o responsabilidades para la Compañía. En consecuencia, reconoce que si en cualquier momento la Compañía tuviese conocimiento de la existenía de tales restricciones o se produjese cualquiera de las mencionadas reclamaciones, la Compañía podria imponerle [a correspondiente sanción.

III. The Employee warrants (i) that he is free take up the present employment relationship with the Company and that there are no agreements, restrictions or terms, whether verbal or written, which could breach or be In conflict with the terms and conditions of your employment with us or prevent or hinder the performance of his duties and (ii) that the obligations pursuant to the Contract will not give rise to any claim against or liability on the part of the Company. As a result, if at any time the Company becomes aware that such restrictions exist or that any such claims are made, he acknowledges that the Company may impose him the corresponding sanction.

CLAUSULAS	CLAUSES
1. Duración y períod de prueba.	1. Duration and trial period.
1.1 El Contrato surtira sus efectos a partir del día 1 de Enero de 2014 y con sujeción a la Clausula 15, permanecerá en vigor indefinidamente haste que sea resuelto por cualquiera de las partes.	1.1 The Contract shall be effective as from January 1, 2014 and, subject to Clause 15 will continue thereafter until terminated by either party.
2. Puesto de trabajo	2. Position
2.1 El Trabajador prestará servicios por cuenta y dentro del ámbito de dirección de la Compañía coma Presidente de la región EMEA.	2.1 The Employee will render his services in name of and within the organization and management of the Company as President EMEA.
2.2 En el desempeño de su trabajo, el Trabajador se oblige a actuar diligentemente, velando en todo momenta por el interés de la Compañía, realizando cuantas tareas y funciones le sean encomendadas.	2.2 The Employee commits to render services in a diligent manner, always looking after the Company's Interest and undertaking all tasks and duties entrusted to him.

2.3 La ejecución del trabajo convenido se llevara a cabo bajo la dirección de la Compañía, a de las personas que esta puede designer. En particular, el Trabajador reportará a la persona o puesto que en cada momento designe la Compañía.

2.3 The work agreed shall be carried out under the direction of the Company or the persons who the Company may designate. In particular, the Employee will report to any other Individual or position the Company may determine at any moment.

3. Pacto de exclusividad	3. Exclusivity commitment
3.1 De acuerdo con lo establecido en el Código de Conducta de la Compañía si en cualquier momento usted mantiene una relación ye sea laboral, por cuenta propia, coma directivo o consultor que implique que se encuentra trabajando fuera de la Compañía, usted deberá notificarlo or escrito a departamento de recursos humanos de la Compañía para que la misma determine si existe o no un conflicto de intereses. En el caso de que exista un conflicto de intereses, la Compañía le podrá requerir que ponga fin a la citada actividad.

3.1 In accordance with the Company's Code of Conduct, if you are engaged in any form of employment, self-employment, directorships or consulting work outside of the Company, you must notify the Human Resources Department In writing so that the Company can determine whether a conflict of Interest exists. In the event of a conflict of Interest, the Company may ask that you terminate such outside activity.

4. Lugar y horario de trabajo	4. Place and hours of work
4.1 El Trabajador prestará sus servicios desde su lugar de residencia. No obstante, la Compañía a se reserva el derecho a cambiar el centro de trabajo del Trabajador a otros lugares, si ello fuera considerado necesario para el adecuado desarrollo de sus funciones, dentro de los límites que establece el artículo 40 del Estatuto de los Trabajadores.

4.1 The Employee shall perform his services from his home address. However, the Company reserves the right to change the Employee's workplace to other locations should this be considered necessary for the performance of his duties, within the limits established in article 40 of the Worker's Statute.

4.2 Sin perjuicio de lo anterior, el Trabajador acepta desplazarse temporalmente a cualquier lugar en España o en el extranjero cuando ello sea necesario para el desempeño de sus funciones.	4.2 Notwithstanding the above, the Employee accepts to make the necessary trips to any domestic or foreign location should this be considered necessary for the performance of his duties.
4.3 El horario de trabajo del Trabajador será el actualmente vigente en la Compañía. Sin embargo, teniendo en cuenta la responsabilidad del puesto que desempeña el Trabajador, el horario se aplicara con flexibilidad para el adecuado cumplimiento de las necesidades de negocio, siempre dentro de los limites establecidos por el marco normativo.

4.3 The Employee's hours of work will be those currently established In the Company. However, in view of the responsibility of the Employee’s position, the timetable will be applied with flexibility In order to guarantee an adequate fulfillment business' needs, always within the limits of the statutory provisions.

5. Vacaciones
5.1 El Trabajador tendrá derecho a 23 días laborables de vacaciones anuales, además de los festivos correspondientes, pudiéndolos disfrutar en varios períodos, según las necesidades y de acuerdo con la Compañía. Las vacaciones anuales deberán ser planificadas por anticipado y acordadas y aprobadas por la Compañía.

5. Annual leave
5.1 The Employee shall be entitled to 23 working days paid holiday per year, plus any public holidays, which can be enjoyed over several periods of time, according to the needs of the Company and as agreed by the Parties. Annual leave has to be planned In advance and agreed and approved by the Company.

5.2 Este derecho se aplicara de modo prorrateado en el presente alio natural.	5.2 This right will apply on pro-rata basis in the present calendar year.
6. Retribución	6. Remuneration
6.1 Remuneración fija	6.1 Fixed remuneration

6.1.1 El Trabajador percibirá una remuneratión de 285.000 Euros brutos anuales, que se abonará en 12mensuaridades.	6.1.1. The fixed remuneration of the Employee shall be an annual salary of gross Euros 285,000. This amount shall be payable in 12 monthly installments.
6.2 Retribución variable	6.2 Variable remuneration
6.2.1 El Trabajador podrá percibir una retribución anual variable de 285.000 euros brutos que será calculada de acuerdo con los objetivos que se fijaran anualmente conforme a lo establecido en la Politica de la Compañía vigente en cada momento. El pago de la retribución variable sera trimestral

6.2.1. The Employee can qualify for an annual variable remuneration in an amount of gross Euros 285,000 per year, which will be calculated in accordance to the objectives fixed on an annual basis following the Company Policy in force at the time. The payment of the variable remuneration will be quarterly in arrears

6.2.2 La percepción de esta retribución variable en un determinado ejercicio no consolida ningún derecho a favor del Trabajador a percibirio en los ejercicios sucesivos, sea por el mismo, inferior o superior importe, ya que su concesió está reservada a la libre discrecionalidad de la Compañía en función de sus resultados, los del Grupo y la dedicación, esfuerzo y resultados obtenidos por el Trabajador.

6.2.2 Payment of this variable remuneration on an specific year will not constitute a right to receive such payments in future years, whether for the same, higher or lower amounts, as its granting is reserved to the Company's absolute discretion depending on the results obtained by the Company and the Group and the dedication, efforts and results obtained by the Employee.

6.3 Prima de fichaje	6.3 Sign-on bonus
6.3.1 El Trabajador recibirá una centidad de 325.000 Euros brutos como prima de fichaje. El primer 50% de dicha cantidad (es decir, 162,500 euros brutos) se abonará en los 30 días siguientes al inicio de su relación laboral, y al 50% restante se abonará a los 30 días de que se hayan cumplido 6 meses del inicio de la relación laboral, condiclonado a quo el Trabajador permanezca empleado por is Compallia en ese momenta. DIcha cantidad que la Empresa abona al Trabajador con caracter excepclonal a fin de premier su incorporacion a la Empresa, no se volvera a pager en el futuro y en el supuesto de extincion del presente Contrato, per cualquier cause que se produzca, no sera tomade en consideracion pare calcular la correspondiente Indemnizacion, si es quo la misma resultase legalmente obligatorta, al no retribuir esta prima el trabajo del Trabajador en favor de la Empresa.

6.3.1. The Employee will be paid the amount of gross Euros 325,000 as a sign on bonus. The first 50% (i.e. gross Euros 162,500) will be payable within 30 days of your commencement of employment and the second 50% will be payable within 30 days of the six month anniversary of your commencement of employment provided that you remain an employee of Workday at that time. This bonus, which is paid to the Employee as an extraordinary award for his Incorporation to the Company, will not be repeated again in the future. In case of termination of the contract, for any cause, this sign on bonus will not be taken into account for the calculation of the severance (if legally applicable), as it does not constitute a payment for the services provided by the Employee.

6.4 Retribution en especie	6.4 Remuneration in kind
6.4.1. Gastos de automóvil El Trabajador tendra derecho a la cantidad de 16.800 Euros brutos anuales en concept° de gastos de vehiculo.	6.4.1. Car allowance The Employee will be entitled to a car allowance amounting to gross Euros 16,800 per year.

6.4.2. Segura medico privado, seguro de incapacidad y seguro de vida

El Trabajadar tendrá derecho a un seguro médico privado, un seguro de incapacidad y un seguro de vida, que serán o blen contratados directamente por la Compañía en favor del Trabajador, o contratados directamente por el Trabajador y reembolsados al mismo por la Compañía, en los términos y con los limites que se pacten con entre el Trabajador y la Compañía, y de acuerdo con las prácticas habituales de Workday en EMEA.

6.4.2. Health insurance, disability and life insurance

The Employee will be entitled to a private health insurance, disability insurance and life insurance, which will be either took by the Company on his benefit, or took directly by the Employee, in which case the Company shall refund the expenses and premiums derived thereof, in accordance with the terms and limits agreed between the Employee and the Company, and with Workday’s standard practices in EMEA.

6.4.3. Contribución al Plan de Pensiones

El Trabajador tendrá derecho a una aportación anual a su plan de pensiones por un importe bruto equivalente al 12% de la suma de su salario base (fijado en la cláusula 6.1 anterior) y su remuneración variable (fijada en la cláusula 6.2 anterior), o a una “prima de contibución al Plan de Pensiones”, en el mismo importe bruto -12% de la suma de su salario base fijado en la cláusula 6.1 anterior y su remuneración variable fijada en la cláusula 6.2 anterior- hasta que el plan de pensiones sea constituldo. El cálculo de la aportación del 12% al plan de pensiones de la suma del salario fijo y variable estará siempre referido a los salarios fijo y variables vigentes/actualizados en cada período anual

6.4.3 Pension contribution

The Employee will be entitled to a yearly pension contribution in his pension plan in the gross amount of 12% of the sum of his base salary (as per clause 6.1.above) and annual bonus (as per clause 6.2. above), or a yearly “pension contribution award” by that same gross amount -12% of the sum of his base salary (as per clause 6.1. above) and annual bonus (as per clause 6.2, above)- until the pension plan is properly set up. This 12% gross amount contribution to the pension plan as a calculation of the sum of the base and annual bonus salary will always be done according to the current/updated salary amounts governing in each yearly period

6.4 Deducciones	6.5 Withholdings
6.3.2 De los importes menclonados en la presente Cláusula se deducirán las retenciones a cuenta del Impuesto sobre la Renta de las Personas Físicas, las cuotas de la Seguridad Social a cargo del Trabajador y cualesquiera otras que procedan de acuerdo con la legislación vigente.

Withholdings on account of Personal Income Tax and Social Security contributions for the Employee, as well as any other established in the applicable legislation, shall be deducted from the compensation agreed upon in this Clause.

7. Gastos de viaje y mudanza	7. Travel and relocation expenses
7.1 En sus viajes y desplazamientos y en las atenciones e iniciativas sociales que el desempeño del puesto exija, el Trabajador segulrá, conforme a los criterios generales de la Compañía, el sistema de gastos pagados contra justificación de todos aquellos que resulten adecuados pare el desempeño de sus funclones.

7.1 In his travels and journeys and in any corporate entertainment functions that may be required for the performance of his duties, the Employee shall follow the Company’s travel expenses reimbursement procedure, providing evidence as to any reasonable expenses that may have been incurred in the performance of his duties.

7.2 En caso de que el Trabajador sea trasladado a Reino Unido en el curso de su prestación de servicios para la Empresa tendrá derecho a recibir apoyo económico por parte de la misma para cubrir los gastos de alojamiento y colegio, así como los generados por la mudanza o gastos externos de agencia soporte en este traslado, durante dos años sin que puedan exceder de 392.593 Euros brutos.

7.2 In case of a relocation of the Employee to the United Kingdom during his rendering of services for the Company he will be entitled to obtain relocation support of two years housing allowance and school expenses, as well as those costs generated by the movement of goods or external agent fees support for the relocation purposes not to exceed gross Euros 392,593.

8. Ausencia y enfermedad	8. Absence and sickness

8.1 En caso de ausencia del trabajo por enfermedad o cualquier otra causa inevitable, el Trabajador deberá notificarlo a la Compañía en el primer día de ausencia, sin perjuicio de las correspondientés notificaciones legales y procedimientos aplicables según la normative de la Seguridad Social. En todo todo caso las razones de la ausencia deberán ser justificadas.

8.1 In case of absence from work through illness or other unavoidable cause, the Employee must notify it to the Company, on the first day of absence, notwithstanding the relevant applicable statutory notifications and procedures under the Social Security. In all cases, the reasons for absence must be justified.

9. Seguridad y Salud

El Trabajador se compromete a cumplir y hacer cumplir todas las disposiciones legales y convencionales que en materia de higiene, seguridad y salud en el trabajo que legal o convencionalmente resulten de aplicación en cada momento.
En cumplimiento de lo dispuesto en dichas disposiciones, el Trabajador se compromete expresamente a cooperar plenamente en cualquier tipo de evaluación de riesgos del puesto de trabajo, así coma otras medidas que puedan resultar de aplicación en la oficina de su domicillo particular de conformidad con las referidas disposiciones.
A fin de garantizar el cumplimiento de las obligaciones contenidas en la presente cláusula 9, en caso de que el Trabajador camble de domicilio deberá notificar a la Compañía su nueva dirección en el plaza de 15 días.

9. Health and Safety

The Employee agrees to comply and cause others to comply with all hygiene and health and safety labour regulations, legally or conventionally applicable at any time.
In compliance with such regulations, the Employee expressly agrees to fully cooperate in any workplace risk evaluation or other reasonable preventive measures that may be required at his home office under the above mentioned regulations.
In order to guarantee the fulfilment of the obligations provided for in this clause 9, if the Employee decides to move he will have to notify the Company his new address within 15 days.

10. Protección de datos	10. Data protection
10.1 El Trabajador por la presente declara que conoce y acepta que la Compañía u otras Compañías del Grupo Workday tratarán datos relativos a él (que la Compañía podrá recoger por escrito, electrónicamento o de cualquier otro modo) incluyendo, a meros efectos enunciativos, el nombre, dirección particular, número de tarjeta de la seguridad social, permisos de trabajo y residencia, experiencia, salario y beneficios (los “Datos Personales”).

10.1 The Employee hereby agrees and gives his consent to the processing of personal data by the Company or other companies of the Workday Group relating to the Employee (which the Company may obtain in any form, whether in writing, electronically or otherwise), including but not limited to, the name, address, number of the social security card, residence and work permits, expertise, salary and benefits (“Personal Data”).

10.2 Los Datos Personales serán incorporados a un fichero cuyo responsible es la Compañía. El domicilio social de la Compañía consta en el encabezamiento del presente contrato.	10.2 The Personal Data will be included in a data file whose controller is the Company. The Company’s registered address is included in the heading of this contract.
10.3 Los Datos Personales se tratarán para  gestionar la relación empleador/empleado, incluyendo sin carácter limitativo las siguientes finalidades: salario y revisiones salariales, y otros beneficios (tales como planes de pensiones, seguro de vida, médico y de viajes y planes de opciones sobre acciones), así como con el objeto de mejorar los sistemas de seguridad y cumplimiento de obligaciones contractuales y legales (tales como retenciones de Impuesto sobre la Renta de Personas Fisicas y contribuciones a la Seguridad Social) y mantenimiento de registros de baja por enfermedad y permisos de paternidad a los meros efectos del cumpilmiento de obligaciones laborales y de Seguridad Social.

10.3 Personal Data is processed for the management of the employer/employee relationship, including, but not limited to the following purposes: the payment and review of salaries and other benefits (such as pension, stock option plans and medical, life and travel insurance), facilitating appraisals, maintaining sickness and absence records, exclusively for the mere accomplishment of labour and Social Security obligations, and also more generally to maintain and improve security systems and ensure compliance with its legal and contractual obligations such as income tax withholdings and social security contributions.

10.4 La Compañía solicitará periódicamente al Trabajador la revisión y actualización de los Datos Personales que sobre él se mantengan en el fichero de trabajadores de la Compañía. No obstante lo anterior, el Trabajador tendrá el derecho a revisar, rectificar y actualizar sus Datos Personales en cualquier momento, a acceder a ellos, cancelarios y a oponerse a cualquier tratamiento que no se encontrase justificado por el mantenimiento de la relación laboral medlante solicitud dirigida al Departamento de Recursos Humanos de la Compañía, a la dirección indicada en el encabezamiento del presente contrato.

10.4 The Company shall ask from time to time the Employee to review and update the Personal Data held in the Company's employee database. Notwithstanding the foregoing the Employee will have the right to periodically review, rectify and update his Personal Data at any time, have access to them, cancel them and oppose to any processing which was not justified by the employment relationship through request to the Human Resources Department of the Company, sent to the address indicated in the heading of this contract.

10.5 El Trabajador conoce y acepta expresamente que la Compañía pueda en cualquler memento poner los Datos Personales a disposición de otras Compañías del Grupo Workday en otros países, ya seán compañías localizadas en la Unión Europea o en otros países, algunos de los cuales pueden no ofrecer un nivel de protección equivalente al que existe en la Unión. Europea, pare fines de gestión de recursos humanos dentro del Grupo Workday.

10.5 The Employee expressly acknowledges and agrees that the Company may periodically make available the Personal Data to other Companies of the Workday Group in other countries, which may be located in the European Union and elsewhere, including countries that may not offer, an equivalent level of protection to that applicable in the European Union, for purposes of human resources management within the Workday Group.

10.6 El Trabajador asimismo declare conocer y aceptar que la Cornparlia puede requerir poner los Dates Personales o parte de eilos a disposlcian del personal de Workday que necesite conocer cliches Dates Personales, de las autorldades competentes (I nci uyenclo a u torida des fiscales), futuros empleadores y pote ncia les co mpradores de la Compafila o de cualqulera de sus actives c negoclos, contables, auditereS, abogados y otros asesores externos, y terceros, comp por ejemplo entidades financieras gestoras de planes de opclones sobre acetones, localizados en la Union Europea o en otros paises, algunos de Ios cuales pueden no ofrecer un nivel de proteccion equivalente al que existe en la Union Europea.

10.6 Moreover, the Employee acknowledges and agrees that the Company may, from time to time, need to make available some or all of the Personal Data to Workday personnel with a need to know such Personal Data, legal and regulatory authorities (including the tax authorities), future employers, potential purchasers of the Company or any of its assets or business, to its accountants, auditors, lawyers and other outside professional advisers and to third parties supplying products or services to the Company, such as stock options brokers, located in the European Union or elsewhere, including countries that may not offer an equivalent level of protection to that applicable in the European Union.

10.7 A los efectos de este Cláusula, se entenderá por “datos personales” cualquier información relacionada con el Trabajador y necesaria para el cumplimiento de las finalidades del tratamiento anteriormente mencionadas, como su nombre y apellidos, edad, estado civil, datos de contacto personales, número de hijos, datos bancarlos, antigüedad, remuneración, evaluaciones de desempeño, puestos y actividades desempeñadas en la Compañía, curriculum vitae, historial laboral, controles de acceso, participación en cursos de formación, seguros médicos, etc.

10.7 For the purposes of this Clause “personal data” shall be understood to include all the information relating to the Employee which is necessary to carry out the processing mentioned above, such as his full name, age, marital status, personal contact information, number of children, bank account data, seniority, compensation, performance evaluations, posts and activities carried out in the Company, curriculum vitae, employment history, access control records, participation in training courses, medical Insurance, etc.

11. Variación de datos	11. Change of details

11.1 El Trabajador deberá notificar a la Compañía por escrito cualquier cambio de estado y de datos personales o profesionales que pudleran ser relevantes a los efectos de la relación laboral, o para el cumplimiento de las obligaciones de Seguridad Social o fiscales de la Compañía, en el plazo de un mes desde el acaecimiento del citado camblo. Toda faita de comunicación de esta nueva información eximirá a la Compañía de cualquier responsabilidad y hará que el Trabajador sea responsable de indemnizar a la Compañía por cualquier daño que pudlera corresponderie.

11.1 The Employee must notify the Company in writing of any change of status, personal or professional details that might be relevant for the purposes of the employment relationship, or for the Company's Social Security or tax obligations, within one month of such change. Any failure to provide this new information shall exempt the Company from liability, and make the Employee responsible for compensating the Company for any damages to which it might be entitled.

12. Propiedad intelectual e industrial	12. Intellectual property
12.1 El Trabajador reconoce que los derechos de propiedad industrial e intelectual derivados de los resultados del trabajo realized° por él mismo, solo o en colaboración, durante la vigencia de su contrato y que (I) sean fruto de la actividad explicita o implicitamente constitutiva del mismo o con elle relacionada o (II) en ejecución de sus funciones a (III) sigulendo las instrucciones de la Compañía, pertenecen a la Compañía de forma exclusiva, durante toda su vigencia, en todo su alcance material, en todos los Estados, por el máximo tiempo permitido, en todas las modalidades de explotación y con la facultad de transmitirios a terceros, en cumplimiento con los terminus expresados por la Ley 11/1986 de Patentes, por el RDLeg 1/1996 que aprueba el Texto Refundido de la Ley de Propledad Intelectual y por la normativa especial o sectorial que resulte aplicable.

12.1 The Employee acknowledges that Rights of Intellectual Property derived from the work performed by him/her, as an individual or in collaboration, throughout, the duration of his/her contract and that (i) are the result of the activities directly or indirectly of subject-matter of the contract or related thereto or (ii) are in execution of his/her duties or (iii) under instruction of the Company, belong exclusively to the Company, throughout the duration of these rights, for the maximum extent, in all jurisdictions, for the maximum period of time permissible, in all modes of exploitation and with the ability to subsequent assignment to third parties, in accordance with the terms expressed in Patent Law 11/1986 (Ley 11/1986 de Patentes), Royal Legislative Decree 1/1996 (Real Decreto Legislative 1/1996) adopting the Modified Text of the law of Intellectual Property (Texto Refundido de la Ley de Propledad Intelectual) and any and all applicable additional or sectoral regulations.

12.2 El Trabajador deberá prestar su colaboración, sin percibir remuneración adicional a aquella pactada expresamente en este Contrato a descrita en las normas especiales o sectoriales que resulten aplicables, en la medida necesaria para la efectividad de los derechos de la Compañía inciuyendo la firma y otorgamiento de todos aquellos documentos o la realización de todos aquellos actos necesarlos para que la Compañía pueda solicitar u obtener el registro en cualquier Estado de los derechos de propledad industrial e intelectual descritos en el párrafo tercero de esta cláusula. El Trabajador se abstendrá de cualquier actuación que pueda redundar en detrimento de tales derechos. Igualmente, el Trabajador no entregará a Workday ningún document o información confidendal pertenenciente a terceras partes.

12.2 The Employee must guarantee their cooperation/assistance, without receiving additional compensation to that expressly and explicitly agreed upon in this contract or described in other additional or sectoral provisions that may prove applicable, to the degree required for the effectiveness of the rights of the Company including the signing and execution of all such documents or the performance of all such acts necessary for the Company’s ability to seek or obtain in any jurisdiction the registration of Intellectual property rights outlined in the third paragraph of this clause. The Employee shall abstain from any act which may, in any way, adversely affect the attainment and preservation of such rights. In addition, the Employee will not provide Workday with any documents, records or confidential Information belonging to any other parties.

12.3 Por derechos de propiedad industrial e intelectual se entenderán (i) patentes, modelos de utilidad, certificados complementarios de protección, obtenclones vegetales, invenclones, diseños industriales, derechos de autor y derechos conexos, bases de datos, marcas y nombres comerciales registrados o no, denominaciones sociales y el derecho a solicitar su registro (ii) derechos sobre nombres de dominlo (iii) secretos comerciales o know-how (iv) solicitudes, extensiones y renovaciones en relación con cualquiera de los derechos anteriores (v) cualquier otro derecho de naturaleza similar o que tenga un efecto equivalente en cualquier Estado y (vi) cualquier licencia a derecho real o contractual sobre cualquier derecho de propiedad intelectual o industrial.

12.3 Intellectual Property Rights means (i) patents, utility models, supplementary protections certificates, plant varieties, inventions, designs, copyright and related or neighboring rights, database rights, trade marks and related goodwill, trade names and related - goodwill, company names, whether registered or unregistered, and rights to apply for registration; (ii) proprietary rights in domain names; (iii) Know How; (iv) applications, extensions and renewals in relation to any of these rights; (v) all other rights of a similar nature or having an equivalent effect anywhere in the world and (vi) any license or right, contractual or in rem, in any intellectual property right.

13. Equipos facilitados al Trabajador	13. Equipment provided to the Employee
13.1 El Trabajador queda obligado a culdar con la máxima diligencia de todos los documentos, herramlentas y materiales que reciba de la Compañía y a conservarios en un buen estado.	13.1 The Employee must make his best efforts to look after all documents, equipment and materials he may receive from the Company, and to preserve them in good condition.
13.2 La utilización de los documentos, herramientas y materiales que la Compañía proporcione al Trabajador para el desempeño de su puesto de trabajo será conforme al Código de Conducta de la Compañía.
13.2 The use of these tools shall be solely and exclusively for corporate and professional purposes, as a work tool or instrument for the performance of the duties inherent to his work post, in accordance with the Company's Code of Conduct.

13.3 Dada la condición de herramlentas de trabajo, la Compañía se reserve el derecho a adopter las correspondientes medidas de control, que el Trabajador acepta. En caso de detectarse que el Trabajador realiza un uso indebido de las mismas, o si realiza liamadas, visualizae a descarga, envíe o recibe el material anteriormente descrito utilizando un teléfono o equipo informático proporcionado por la Compañía, se adoptarán las medidas disciplinarias correspondientes, incluyendo -en su caso- el despido. Iguaimente, la Compañía podrá iniciar las acciones correspondientes coma consecuencia de los daños o perjuicios, directos o indirectos, que pudieran derivarse del incumplimiento de las disposiciones en esta materia.

13.3 By virtue of said work tools status, the Company expressly reserves its right to adopt the corresponding control measures, which the Employee accepts. In the event that undue use of these work tools by the Employee is detected, if he makes calls, views or downloads, sends or receives the material indicated above using a telephone or computer provided by the Company, the pertinent disciplinary measures may be adopted, including dismissal. Equally, the Company may bring the corresponding action as a result of damages, be they direct or indirect, suffered due to any infringement on this matter.

14. Normativa interna y procedimientos	14. Company rules and procedures
14.1 El Trabajador asume la obligación de cumplimiento de las normativas y políticas internas y procedimientas de la Compañía y el Grupo Workday; los cuales bien se ecuentran a disposición del Trabajador tanto en las páginas web internas como públicas de la misma o bien serán comunicados de modo independiente. El Trabajador también asume el cumplimiento de cualquier otra normativa interna que entre en vigor durante la prestación de sus servicios laborales.

14.1 The Employee undertakes the obligation to be bound by the internal rules, policies and procedures of the Company and the Workday Group, which are posted on Workday's internal or external website or will be communicated to him separately. The Employee also agrees that he will also be bound by any other rules that may come into force during his employment.

15. Confidencialidad	15. Confidentiality

15.1 Las partes asuman y coinciden en que la esencia del negocio de la Compañía se basa en la garantía de una absoluta confidencialidad. El Trabajador se compromete a no revelar a ninguna persona o entidad, durante la vigencia de este Contrato y después de la finalización del mismo, ninguna información referente a los negocios, clientes, operaciones, instalaciones, cuentas o finanzas de la Compañía, el Grupo Workday y/o cualquier Compañía Asociada o perteneciente al Grupo Workday, ni a sus procedimientos, métodos, transacciones, "know-how", o cualquier otro aspecto relacionado con la actividad de dichas entidades que el Trabajador pueda conocer o haya conocido con motivo de la prestación de sus servicios en la Compañía. El Trabajador actuará con la mayor diligencia para evitar la publicación o revelación de cualquier información confidencial referente a esas materias.

15.1 The parties observe that the principal aspect of the Company's business is based on a guarantee of total confidentiality. The Employee undertakes not to disclose to any person or entity, throughout the term and after the end of this Contract, any information relating to business, customers, operations, installations, accounts or finances of the company, the Workday Group and/or any Associated Company or company belonging to the Group, or its procedures, methods, transactions, “know how”, or any other aspect relating to the activity of these entities which the Employee may know or have known as a result of the provision of his services to the Company, and the Employee shall act with the greatest diligence to avoid the publication or disclosure of any confidential information relating to these matters.

15.2 Todos los documentos, materiales, archives o cualquier otro artícula de cualquier tipo relacionado con la Compañía, el Grupo Workday y/o cualquier Compañía Asociada o perteneciente al Grupo Workday serán considerados como confidenciales. Al extinguise este Contrato por cualquier razón, el Trabajador se compromete a devolver a la Compañía o, en su caso, a cualquier Compañía Asociada o perteneciente al Grupo Workday, cualquier documento, material o soporte de cualquier tipo que contenga información que pudiera considerarse confidencial y que se encuentre todavia en poder del Trabajador, y renuncia expresamente a cualquier derecho que le corresponda a reteneria.

15.2 The documents, material, files or any other item of any type related to the Company, the Workday Group and/or any Associated Company or company belonging to the Group shall be deemed confidential. At the termination date of this Contract for any reason, the Employee undertakes to return to the Company or, if appropriate, to any Associated Company or company belonging to the Group, any type of document, material or support containing confidential information and which is in the Employee's possession at the time, and expressly waives any right that may correspond thereto to retain the same.

15.3 El Trabajador responderá personalmente, por los daños, directos o indirectos que se ocasionen a la Compañía por el incumplimiento de esta Ciáusuia, sin perjuicio del ejercicio de las acciones pertinentes que pueda entabiar la Compañía contra el beneficiario de la información.

15.3 The Employee shall be personally liable, for any direct or indirect damages to the Company arising from the breach of this Clause, notwithstanding any appropriate action which the Company is entitled to take against the beneficiary of the information.

16. Extinción	16. Termination
16.1 Este Contrato se podrá extinguir en los supuestos y condiciones previstos en el Estatuto de Trabajadores y demás legislación aplicable.	16.1 This Contract may be terminated by either party in accordance to Workers' Statute and other applicable legislation.
16.2 Indemnización por despido improcedente	16.2 Severance in case of termination without Fair Cause

16.2.1 En el supuesto de despido improcedente del Trabajador por la Compañía en una fecha anterior a que se cumplan 12 meses desde el inicio de la relación laboral del Trabajador, este tendrá derecho a (i) una indemnización por despido equivalente a 300.000 euros brutos, y (ii) la parte de la Prima de Fichaje (establecida en clausula 6.3) a abonar durante el primer año de la relación laboral, que aún no hublese sido abonada. Las cantidades establecidas en el punto (i) y (ii) anterior incluirán y absorberán cualquier cantidad indemnizatoria derivada de la aplicación del Estatuto de los Trabajadores.

16.2.1 In the event of the Employee's termination by the Company without Fair Cause (“despido improcedente”), on a date less than twelve months from the commencement of the Employee's employment, he will be entitled to (i) a severance payment equal to gross Euros 300,000, plus (ii) the balance of the unpaid sign-on bonus (established In clause 6.3) due in the first year of the Employee's employment. The amounts stated in (i) and (ii) will include and absorb any statutory severance amounts due under the statutory rights contained in the Spanish Workers' Act.

16.2.2 En el supuesto de despido improcedente del Trabajador por la Compañía en una fecha posterior a que se cumplan 12 meses desde el inicio de la relación laboral del Trabajador, pero anterior a que se cumplan 24 meses desde el inicio de la relación laboral del Trabajador, éste tendrá derecho a una indemnización por despido equivalente a 300.000 euros brutos, que incluirá y absorberá cualquier cantidad indemnizatoria derivada de la aplicación del Estatuto de los Trabajadores.

16.2.2 In the event of the Employee's termination by the Company without Fair Cause (“despido improcedente”), on a date greater than twelve months from the commencement of the Employee's employment but less than twenty four months of the Employee's employment, he will be entitled to a severance payment equal to gross Euros 300,000, which will include and absorb any statutory severance 2 amounts due under the statutory rights contained in the Spanish Workers' Act.

16.2.3 En el supuesto de despido improcedente del Trabajador por la Compañía (sin “Justa Cause”) en una fecha posterior a que se cumplan 24 rneses desde el inicio de la relación laboral del Trabajador, éste tendrá derecho a una indemnización por despido equivalente a la cantidad indemnizatoria derivada de la aplicación del Estatuto de los Trabajadores.

16.2.3 In the event of the Employee's termination by the Company without Fair Cause (“despido improcedente”), on a date greater than twenty four months of the Employee's employment, he will be entitled to the statutory severance amounts due under the statutory rights contained in the Spanish Workers' Act.

16.2.4 En el supuesto de despido procedente del Trabajador o dimisión voluntaria, éste no tendrá derecho a cantidad alguna en concepto de indemnización o compensación.	16.2.4 In the event of the Employee's termination by the Company with Fair Cause (“despido procedente”) or voluntary resignation, the Employee will have no right to any amount as severance.
16.3 Extinción por cambio de control

En caso de que se produzca un cambio de control de Workday y la consecuente extinción de la relació laboral (salvo en los supuestos de despido procedente y dimisión voluntaria), el Trabajador tendrá derecho a las cantidades y derechos recogidos en el Plan para el cambia de control establecido por el Consejo de Administración de Workday, que incluirá un pago bruto equivalenta de al menos el 100% de la remuneración fija anual del Trabajador de acuerdo con lo establecido en la dausula 6.1 anterior, y la maduración acelerada del 50% de los “equity awards” del Trabajador pendientes de maduración en el memento de la extinción.
Los términos y definiciones de la presente clausula serán establecidos en el Plan de cambio de control.
Las provisiones de la presente clausula para el caso de extinción en el contexto de un cambio de control prevalecerá sobre lo dispuesto en la clausula 16.2, anterior, que quedará sin efecto en dicho supuesto de cambio de control

16.3 Termination in a change of control

In case of a change of control of Workday and subsequent termination of the Employee (other than termination for fair cause or due to voluntary resignation), he will be entitled to the amounts and rights determined by the change of control plan as set forth by Workdays' Board of Directors, which shall Include no less than a gross payment of 100% of the Employee's yearly fixed remuneration as per Clause 6.1 above, plus the accelerated vesting of 50% of the Employee's unvested equity awards at the moment of termination.
The exact terms and definitions of this covenant will be defined by the change of control Plan.
Provisions of the present clause for the event of termination in the context of a change of control shall prevail over the contents of clause 16.2. above, which shall lose its effects in such event of change of control.

16.4 Habida cuenta de la importancia del puesto objeto de este contrato, las partes acuerdan expresamente como condición esencial del presente contrato que en caso de cese voluntario del Trabajador, este se comprometerá a facilitar la translción de sus cometidos a la persona que designe la Compañía colaborando en todo lo necesarlo haste la completa entrega de toda la información necesarla para la adecuada y satisfactoria continuudad para la Compañía. Se estima quo el período máximo de compromiso para ello puede ser de un rnes después del día de cese voluntario

16.4 Considering the importance of the position of the Employee, it is expressly agreed by both parties as an essential part of this contract that in case of voluntary resignation of the Employee, he will facilitate in any and all matters the transition of the files to the person appointed by the Company until total update and under satisfaction of the Company. It is estimated that the maximum period for this transition can be around a month after the voluntary resignation date.

16.5 En caso de extinción del Contrato, con independencia de la causa por que se produzca, el Trabajador hará entrega a la Compañía de la documentación y registros de todos tipos relativos a las operaciones efectuadas por la Compañía o referentes a otros clientes de la Compañía, o a las compañias que hayan tenido alguna relación con ésta. El Trabajador no tendrá derecho a retener copia alguna de la mencionada documentación. Asimisma, en caso de extinción del presente Contrato por cualquier cause que se produzca, el Trabajador deberá entregar a la Compañía o a los delegados de la misma todas aquellos objetos que el Trabajador hubiese recibido de la Compañía, entre los cuales, y de forma meramente enunciativa, se incluyen el, teléfono móvil, hardware y software, tarejetas de crédito, llaves de acceso al centro de trabajo, etc., así como cualquier otra propiedad de o relacionada con la Compañía que pudiera estar en posesión o bajo el control del Trabajador.

16.5 In the event the Contract is terminated for any reason, the Employee shall deliver to the Company any documentation and records of any type relating to the transactions carried out by the Company or related to other clients of the Company or to any companies that have had any relationship with the Company. The Employee shall not be entitled to retain any copies of such documentation. Likewise, in the event of termination of the Contract for any reason, the Employee shall deliver to the Company or its delegates all the objects that the Employee has received from the Company, including but not limited to mobile phone, hardware and software, credit cards, keys to the workplace etc., as well as any other property belonging or relating to the Company which may be in the Employee's possession or control.

17. Únice Contrato	17. Whole Agreement
17.1 El presente Contrato constituye la totalidad del entendimiento entre las pates. El resto de manifestaciones, acuerdos, entendimientos y contratos, ya sean escritos o verbales, (en su caso) de servicios entre is Compañía y el Trabajador quedan en este acto anulados y reemplazados.

17.1 This Agreement constitutes the whole agreement between the parties. All other representations, arrangements, understandings and agreements, whether written or oral, (if any) for service between the Company and the Employee are hereby abrogated and superseded.

18. Nulidad parcial	18. Severability
18.1 En el supuesto de que cualquier Cláusula o parte de una Cláusula contenida en este Contrato sea declarada nula o no aplicable por un juzgaclo o tribunal competente, el resto de Cláusulas a parte de las mismas de este Contrato permanecerán en vigor y con plenos efectos, y no se verán afectadas por dicha declaración.

18.1 In the event of any Clause or part of a Clause contained in this Agreement being declared invalid or unenforceable, by any court of competent jurisdiction, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect and shall not be affected thereby

19. Ley Aplicable	19. Governing Law
19.1 Este Contrato se regirá e interpretará en todos los sentidos conforme al Estatuto de los Trabajadores y al resto de legislación aplicable.	19.1 This Agreement shall be governed by and construed in all respects in accordance with the Statute of Workers, and other applicable legislation.

19.2 Cada una de las partes de este Contrato se somete irrevocablemente a la jurisdicción no exclusiva de los Juzgados y Tribunales españoles.	19.2 Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Spanish Courts.
20. Idioma	20. Language
20.1 Este contrato se ha firmado en inglés y en español. En el supuesto de que surja alguna discrepancia entre ambas versiones, prevalecera la versión en inglés.	20.1 This agreement has been signed in both English and Spanish. In the event any discrepancies should arise between the two versions, the English version shall prevail.
Y EN TESTIMONIO DE LO CUAL, las partes habiendo leído detenidamente este documento y en prueba de su conformidad, lo ratifican y firman en tres ejemplares originales, en el lugar y fecha señalados en el encabezamiento, siendo cada copia de identica fuerza.

AND IN WITNESS WHEREOF, the parties, having read this document carefully, and as evidence of their approval, ratify and sign three copies, each copy having identical weight, in the place and on the date stated at the start of this Contract

/s/ Shaun Redgrave Workday BV Representada por D. Shaun Redgrave /s/ Luciano Ferandez Gómez EL TRABAJADOR Dr. Luciano Fernandez Gomez	/s/ Shaun Redgrave Workday BV Represented by Mr. Shaun Redgrave /s/ Luciano Ferandez Gómez THE EMPLOYEE Mr. Luciano Fernandez Gómez

Acuerdo de Transmisión Entre	Transfer Agreement Between
(1) Workday BV, con domicilio social en Amsteldijk 166, 1079LH Amsterdam con C.R.I. número 53679660 (la “Cedente”), representada en este acto pro Da. Sr. Shaun Redgrave su calidad de representante legal de esta compañía.

(1) Workday BV with registered office at Amsteldijk 166, 1079LH Amsterdam, with C.R.I. number 53679660 (the “Transferor’’), represented by Mr. Shaun Redgrave acting as legal representative of this company.

Y	And
(2) Workday España S.L., con domicilio social en C/ Monte Esquinza n° 30 Bajo Izda 28010 Madrid, España, como futuro empleador, con CIF n° B87016325 (la “Cesionaria”), representada por Da. Melanie Vinson en calidad de representante legal de esta sociedad.

(2) Workday España S.L. with registered office at C/ Monte Esquinza n° 30 Bajo Izda 28010 Madrid Spain with corporate identification number B87016325 (the “Transferee”), represented by Ms. Melanie Vinson acting as legal representative of this company.

Y	And
(3) Luciano Fernandez Gomez como empleado (el “Trabajador”), - La Cedente, la Cesionaria y el Trabajador serán referidos asimismo como las “Partes”.	Luciano Fernandez Gomez as employee (the “Employee”). - Transferor, Transferee and the Employee also referred to as the “Parties”.
Preámbulo	Preamble
En fecha 20 de mayo de 2014, Workday ha constituido una sociedad en España.
Los trabajadores de Workday que prestaban servicios en España estaban empleados por la Cedente.
Desde el 01/07/2014, los empleados de la Cedente que operan en España pasan a estar empleados por la Cesionaria.
En este contexto, las Partes acuerdan lo siguiente:

As of May 20, 2014, Workday Group has incorporated a company in Spain.
Workday employees rendering services in Spain have been employed by the Transferor.
Since 01/07/2014, the employees of the Transferor that render services in Spain will be transferred to the Transferee.
In this context, the Parties now agree as follows:

1. Cambio de empleador
1.1  El contrato de trabajo, incluyendo cualesquiera acuerdos adicionales existentes, existente entre el Trabajador y la Cedente se transmite a la Cesionaria con efectos de 01/07/2014. Como resultado de dicha transmisión, se extinguirá la relación laboral existente entre el Trabajador y la Cedente, Iniciándose, desde el día de la transmisión, una relación laboral entre el Trabajador y la Cesionaria.
1.2  La antigüedad que el Trabajador haya adquirido con la Cedente se reconoce de manera explícita a todos los efectos legales, incluyendo expresamente el caso de la indemnización que le pudiese corresponder al Trabajador en caso de despido, y será considerada coma antigüedad en la Cesionaria. En consecuencia, el Trabajador y la Cesionaria aceptan que el 1 enero 2014 es la fecha acordada para el cálculo de los años de prestación de servicios en la Cesionaria.

1. Change of employer
1.1  The employment contract, including existing additional agreements, between the Employee and the Transferor is transferred to the Transferee with effect as of 01/07/2014. As a result of this transfer, an employment relationship will, therefore, be established between the Employee and the Transferee as of the transfer date and the employment relationship between the Employee and the Transferor will cease to exist.
1.2  The Employee’s previous seniority with the Transferor is explicitly acknowledged for all legal purposes, expressly including the severance that may correspond to the Employee in case of termination and shall be deemed as seniority with the Transferee. The Employee and the Transferee, therefore, agree that 1 January 2014 is the authoritative date when calculating the length of services with the Transferee.

1.3  La Cesionaria empleará al Trabajador en los mismos términos y condiciones que vinieran siendo de aplicación entre la Cedente y el Trabajador. Incluyendo sus funciones y categoriá profesional actuales como Presidente de EMEA.
La relación laboral entre el Trabajador y la Cesionaria continuará siendo regida por el Convenio Colectivo que de aplicación en la Cedente.
1.4  En relación con el centro de trabajo del Trabajador, el mismo seguirá prestando servicios desde su domicilio.

1.3 The Employee will be employed by the Transferee on the same terms and conditions than the Transferor. Including his/her current functions and professional category as President of EMEA
The employment relationship between the Employee and the Transferee will remain subject to the same Collective Bargaining Agreement currently applied in the Transferor.
1.4 In relation to the place of work of the Employee, he/she will continue to render services from his home address.

2. Obligaciones
Desde la fecha de la transmisión, la Cesionaria se subrogará en todas las obligaciones de la Cedente correspondientes a la relación laboral con el Trabajador.
Desde la fecha de la transmisión, la Cesionaria será, por tanto, responsable de todos los costes y de cualquier reclamación del Trabajador referentes a su relación laboral, independientemente de que aquellas se refieran a un período anterior o posterior a la fecha de la transmisión.

2. Liabilities
As of the transfer date, the Transferee assumes all liabilities from the Transferor in relation to the Employee’s employment relationship.
As of the transfer date, the Transferee will be liable for all costs and any claims of the Employee in relation to his employment relationship, irrespective of whether these relate to the period before or after the transfer date.

3. Varios
3.1  Para ser válidamente efectivo, cualquier modificación o añadido a este Acuerdo deberá hacerse por escrito. Ello resultará asimismo de aplicación para cualquier modificación que afecte a esta cláusula de requerimiento de forma escrita.
3.2  Si se declarase la invalidez total o parcial de alguna de las cláusulas de este Acuerdo, todas las cláusulas restantes mantendrán su validez. La cláusula no válida se entenderá reemplazada por aquella cláusula válida que se corresponda en la mayor medida posible con la intención y finalidad de la cláusula no válida.
3.3  El presente Acuerdo se firma en español y en inglés. En caso de controversia entre ambas versiones, prevalecerá la versión española del mismo.

3. Miscellaneous
3.1  Any amendments or additions to this Agreement must be carried out in writing in order to be legally effective. This also applies to any amendment of this written form requirement clause.
3.2  If any provision of this Agreement is or becomes in total or in part ineffective, the effectiveness of the other provisions is not affected thereby. The ineffective provision is deemed replaced by such effective provision which corresponds as closely as possible to the intention and purpose of the ineffective provision.
3.3  This Agreement is signed in Spanish and in English. In case of controversy between the two versions, the Spanish one shall prevail.

Y para que así conste, ambas partes visan cada página y firman el presente Acuerdo de Transmisión en el lugar y fecha mencionados anteriormente.
Workday BV
P.p.
/s/ Sr. Shaun Redgrave
Sr. Shaun Redgrave
Workday Spain
P.p.
/s/ D. Melanie Vinson
D. Melanie Vinson
El Trabajador
/s/ Luciano Fernandez Gomez
D Luciano Fernandez Gomez

In witness whereof, the Parties initial each page and sign each of the pages in which this Agreement is issued in the place and on the date written above.
Workday BV
B.p.
_________________________
Mr Shaun Redgrave
Workday Spain
B.p.
_________________________
Ms. Melanie Vinson
The Employee
_________________________
Mr Luciano Fernandez Gomez

[WORKDAY LOGO]
Luciano Fernandez Gomez
July 30, 2014
Dear Luciano,
We are pleased to offer you a position on a temporary basis on assignment as President, EMEA with the UK subsidiary of Workday Inc., Workday UK Limited (“the Company”) reporting to Michael Stankey.
You will also receive a UK Secondment Agreement recording the terms of the assignment that will be used purely to comply with UK employment law requirements but your ultimate employer will continue to be Workday Espana while you are on this temporary assignment.
You will receive an annual base salary of £235,700 pounds sterling, which will be paid monthly in arrears. In addition, you will be eligible to participate in a variable (“incentive”) compensation plan, target at £235,700 pounds sterling per annum, paid quarterly. This plan, including terms and conditions, shall be confirmed shortly after commencing your secondment.
You will receive a car allowance amounting to gross of £13,300 pounds sterling per year. You will be entitled to a yearly pension contribution in your pension plan in the gross amount of 12% of the sum of your base salary and annual bonus, or a yearly “pension contribution award” by the same gross amount - 12% of the sum of your base salary and annual bonus - until the pension plan is properly set up. This 12% gross amount contribution to the pension plan is a calculation of the sum of the base and annual bonus salary will always be done according to the current/updated salary amounts governing in each yearly period.
Your temporary place of work during the assignment will be the Company’s offices at 3rd Floor, Finsbury Circus House, 15 Finsbury Circus, London, EC2M 7EB. Your normal hours of work will be 9:00 am to 6:00 pm Mondays to Fridays. In addition, you shall be required to work at such other times as reasonably required to meet the needs of the business, including overseas travel to the Company’s offices in Dublin, Ireland and meetings in Europe, Middle East and Africa (EMEA) and the United States of America (USA).
By accepting this offer you warrant and agree that:

(a)
You are under no employment contract, bond, proprietary information agreement, invention agreement, confidentiality agreement or other obligation, which would breach or be in conflict with the terms and conditions of your employment with us or encumber your performance of duties assigned to you by us;

(b)	You have not signed or committed to any employment or consultant duties or other obligations, which would divert your full attention from the duties assigned to you by us under your employment;

(c)	You are currently in good health and will pass any medical examination necessary for the establishment of your benefits package; and

(d)
As a pre-condition of your secondment with the Company, you will provide to the Company, before you commence your secondment, your passport and documentation which gives you the unrestricted right to work in the UK (which will be copied and returned to you).

(e)
We may pass details relating to you to Workday UK Ltd and may pass these details to other group companies in any country to which you are transferred. Your details will continue to be handled with appropriate care.

Upon meeting the Company’s eligibility requirements mentioned above, you will be covered by the Company’s insurance scheme, which gives permanent health cover and death in service benefit immediately upon joining subject to the terms of your UK secondment agreement. Additionally, you will be entitled to 29 vacation days per year, excluding statutory and public holidays set by the UK Government. To the extent that any of the benefits offered to you in your employment package constitute taxable income you will be responsible for all related tax liabilities.

No grant of stock options under the Plan will be made to you until and unless you agree to indemnify the Company in full in respect of any liability of the Company to account for any amount of employee’s income tax responsibilities or primary (employee’s) Class I National Insurance contributions arising in respect of the grant, exercise, release, cancellation or other disposal of the stock options, and that you will within 14 days of the end of the income tax month in which such grant, exercise, release, cancellation or other disposal took place, pay to the Company the full amount due in respect of this indemnity. By signing this letter you agree to indemnify the Company against this liability. The Company may require security for monies due pursuant to this as a precondition of exercise.
This offer of assignment to the Company comprises this letter, and the UK secondment agreement. Your acceptance of this offer requires you signing this letter and returning it to us by [August 15, 2014] failing which the offer shall lapse. The start date for your secondment is to be no later than [August 1, 2014]. This offer also requires that the Company receive two satisfactory references, failing which the offer will lapse unless you have accepted the offer in which case the offer will terminate. You will be given the Secondment Agreement in the form attached within one month of your start date, which you will be required to sign.
No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of the offer of employment to you unless expressed in writing in this offer package.
Yours sincerely,
/s/ Kate Mellon
I accept the offer of an assignment with Workday UK Limited.
/s/ Luciano Fernandez Gomez
Luciano Fernandez Gomez

[WORKDAY LOGO]
UK Secondment Agreement
1.Parties

(1)	Workday UK Limited of 3rd Floor, Finsbury Circus House, 15 Finsbury Circus, London, EC2M 7EB. (“the Host”)

(2)	Luciano Fernandez Gomez (“the Employee”)

(3)	Workday España S.L. of Monte Esquinza 30, Bajo Izquierda, 28010, Madrid (the “Primary Employer”)
This agreement sets out the contractual terms between the Host and the Employee during the term of his secondment to the Host from the Primary Employer.
2.Date of Employment
The Employee began work at Workday B.V. (Netherlands entity) on 1 January 2014 and transferred to Workday Espana S.L. (Spain entity) on 1 July 2014. Workday Espana S.L. will continue to be the Employee’s Primary Employer while on assignment in the UK.
The Employee’s assignment will commence on 1 August 2014 and the Employee’s period of continuous employment with the Host for the purposes of the Employment Rights Act 1996 commenced on 1 January 2014.
The Employee’s secondment agreement is expected to last for no longer than 24 months and the Employee will return to Workday Espana S.L. following the end of the UK assignment. During the assignment, the terms set out in this secondment agreement will apply between the parties. To the extent that there is any duplication in this agreement of the terms of the agreement between the Employee and the Primary Employer or conflict between such terms (such as, for example, in relation to the Employee’s entitlement to remuneration, and other benefits), those terms of the agreement between the Employee and the Primary Employer are suspended for the duration of the assignment.
Any other terms and provisions (such as, for example, termination rights) not covered in this secondment agreement remain fully valid and in place as the per conditions set out in the Primary Employer’s agreement between the employee and Workday BV signed between the parties on December 12th, 2013
3.Nature of Employment
The Employee is assigned to the role of President, EMEA, with the Host.
The Employee shall carry out such duties as shall from time to time be assigned to him by the Host.
The Employee will be expected, to report on a frequent basis and at least weekly to Michael Stankey (“his Line Manager”). The line manager may be altered at the discretion of the Primary Employer or the Host.
The Employee agrees that he will spend the whole of his time and attention on the Host’s business during normal working hours and that during the term of his assignment with the Host he will not engage in any other employment, occupation, consulting or other business activity. The Employee may, however, at the absolute discretion of the Host, devote a reasonable amount of time and attention to civic, community or charitable activities and with the written approval of the Host the Employee may serve as a director of other corporations or companies not competitive with the Primary Employer or the Host and to other types of business or public activities not expressly mentioned in this paragraph.
There are no collective agreements applicable to the Employee’s employment.
4.Right to work in the UK
The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Host immediately if he ceases to be so entitled.
5.Notice of Termination of the Assignment

Subject to the remaining terms of this agreement, a period of one (1) month’s written notice of termination of assignment will be required by either party to terminate the assignment with the Host.
After notice has been served by the Host or the Employee to terminate the assignment, the Host may:

(a)	require the Employee to perform such duties as the Host may direct or require the Employee to perform no duties;

(b)
require the Employee not to have any communication with any customer, client or supplier, employee, officer, director, agent or consultant of the Host or any group undertaking in relation to the business of the Primary Employer, the Host or any group undertaking;

(c)	require the Employee not to remain or become involved in any respect with the business of the Primary Employer, the Host or any group undertaking.
For the avoidance of doubt during the notice period the Employee will continue to be bound by the terms of the secondment agreement and the agreement with the Primary Employer. The Employee shall return to the Primary Employer on termination of the assignment.
For the avoidance of doubt, in the case of termination of the Employee’s employment with the Primary Employer, the terms set out at clause 16 of the agreement between the Primary Employer and the Employee will apply.
6.Remuneration
The Employee’s gross remuneration will be GBP £235,700 per annum and shall be paid monthly in arrears net of tax and national insurance and shall be deemed to accrue from day to day based on a 5 day working week. In addition, the Employee will be eligible to participate in a variable (“incentive”) compensation plan, target at GBP £235,700 per annum, paid quarterly. This plan, including terms and conditions, shall be confirmed shortly after commencing employment.
You will receive a car allowance amounting to gross of £13,300 pounds sterling per year paid monthly in arrears. You will be entitled to a yearly pension contribution in your pension plan in the gross amount of 12% of the sum of your base salary and annual bonus, or a yearly “pension contribution award” by the same gross amount - 12% of the sum of your base salary and annual bonus - until the pension plan is properly set up. This 12% gross amount contribution to the pension plan is a calculation of the sum of the base and annual bonus salary will always be done according to the current/updated salary amounts governing in each yearly period.
Salaries are normally paid by direct transfer to the Employee’s bank account on the twenty-fifth day of the month except that, where such day does not fall on a working day, payment will be made on the next working day.
7.Expenses
The Employee shall be reimbursed all reasonable expenses properly incurred in discharge of the Employee’s duties in accordance with this secondment agreement and subject to any other instructions or regulations issued by the Host from time to time. As a pre-condition of payment, the Employee will be expected to produce vouchers, receipts, or other evidence of the expenses in respect of which the Employee claims reimbursement.
The Employee must not without the prior written authorization of the Host or in breach of any applicable legislation directly or indirectly seek, receive or obtain, in respect of the performance of his duties or of any goods or services sold or purchased or other business transacted (whether or not by the Employee) by or on behalf of the Host or any group undertaking, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (“Inducement”) (whether in cash or in kind). In the event that the Employee or any person on the Employee’s behalf directly or indirectly receives any such Inducement, the Employee must immediately account to the Host for the amount so received.
8.Other Benefits
In addition to the above remuneration and subject to the terms of any scheme from time to time, the Employee shall be eligible to receive the following benefits:

(a)
to be a member of the Host’s medical expenses scheme or such other medical expenses scheme as the Host may make available from time to time provided the Employee is accepted at normal rates of premium;

(b)	to be a member of the Host’s stakeholder or group personal pension scheme subject to satisfying certain eligibility criteria and subject to the rules of the scheme as amended from time to time.
To the extent that any of the benefits are taxable the Employee will be responsible for all those liabilities.
Details on health and pension schemes are available from Workday’s HR department.
A contracting out certificate is not in force in respect of the employment.
Participation in any insurance based benefit (including Private Medical Insurance, Death in Service and PHI) is subject to the terms and conditions from time to time in force, is conditional on the Employee satisfying any applicable requirements of the insurer and being accepted at normal rates of premium and is subject to the Host’s right to amend, alter or cease to provide (without compensation) the benefit at any time. The Host shall have no liability to pay any benefit to the Employee unless it receives payment from the insurer.
Participation in any insurance or assurance scheme will end when the Employee attains whichever is the greater of the age of 65 and the state pensionable age.
Nothing in this agreement shall constrain or prevent the Primary Employer or Host from terminating the Employee’s employment or assignment, notwithstanding that the Employee is or may be entitled to receive benefit payments or other benefits under any PHI Scheme from time to time in force.
9.Place of Work
The Employee’s temporary place of work will be from the Host’s Finsbury Circus office or such other place within the United Kingdom as the Host may reasonably require.
In addition the Employee will be required to work at such other places as the Host may from time to time specify for the performance of the Employee’s duties.
If the Host requires the Employee to change his residence the Host will reimburse such removal and other incidental expenses, as the Host considers reasonable in the circumstances.
In addition, the Employee shall travel to such parts of the world as the Host may direct or authorise. If the Host requires the Employee to work outside the United Kingdom for a period of more than one month it will provide him with written details of any terms and conditions which may apply to that work.
10.Hours of Work
The normal working hours of the Employee will be from 9.00 a.m. to 6.00 p.m. on Mondays to Fridays. The Employee will be entitled to an hour’s lunch break during each working day.
In addition the Employee shall be required to work at such other times as the Host may reasonably require to meet the needs of the business. The Employee will not receive additional payment for such further work. The Employee accepts that by signing this agreement he has agreed that regulation 4(1) of the Working Time Regulations 1998 shall not apply. The Employee may terminate his agreement to this provision by giving three months’ notice in writing.
11.Holidays

(a)	Annual Holidays
The Employee’s annual paid holiday entitlement is 29 working days in each holiday year. Holiday entitlement will accrue pro-rata to each completed month of employment.
The Employee is required to submit a holiday request form to his Line Manager for approval for all periods of leave.
The holiday year runs from January to January.

It is not permitted to carry forward holiday entitlement from one holiday year to the next nor will payments in lieu be made in respect of holiday not taken in the relevant holiday year.
The Employee must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Employee’s duties whilst he is on holiday.
Holiday pay on termination of assignment will be calculated by establishing the number of days holiday accrued in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year. The number of days remaining, if any, will be paid.

(b)	Bank Holidays and Public Holidays
In addition to annual holidays the Employee shall be entitled to paid holidays on all UK statutory and public holidays together with any additional holidays awarded by the Host.
12.Sickness or Injury

(a)	If the Employee is absent from work due to sickness, he may be entitled to statutory sick pay. Any other payment will be at the discretion of the Host.

(b)
If the Employee is prevented by sickness from performing his duties properly, he shall report this fact promptly to his Line Manager, or to the CEO of the Host (“CEO”) if the Line Manager is not available, before 10.00 a.m. on the first day of sickness together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

If the absence continues for more than 5 continuous working days a “fit-note” from the Employee’s doctor should be submitted explaining the nature of the sickness or injury.
During all periods of absence due to sickness or injury the Employee should keep the Host informed as to his likely date of return.
A Form SC2 (Self Certification of Sickness) is required in all cases of uncertified sickness.

(c)	If the Employee is absent for more than 12 weeks in any 12-month period due to sickness or injury then the Host is entitled to terminate the assignment.

(d)
The Host may at any time require the Employee to be medically examined at its expense by a medical practitioner nominated by it and for a report of such examination to be provided to the Host and to cease payment of Host Sick Pay if it is advised by the medical practitioner that the Employee is fit to return to work.

(e)
If the sickness, injury or accident is caused by the act or omission of a third party the Employee must, at the Host’s request, include in any claim for damages against such third party a claim in respect of monies paid by the Host under clause 12(a) and must refund to the Host any damages recovered under that head.

13.Maternity Leave, Paternity Leave and Parental Leave
Employees with the requisite period of service may be entitled to statutory maternity, paternity and/or parental leave.
Full details of the relevant regulations and entitlements may be obtained on request from the Host’s HR department.
14.Health and Safety
The Employee is bound to comply with the duties imposed by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto (“the Act”) and the Health and Safety Regulations made or to be made under the Act and in particular with the duties set out under section 7 of the Act which require an employee to:

(a)	take reasonable care for the health and safety of him or herself and of others who may be affected by his acts or omissions at work;

(b)	as regards any duty imposed on the Host or any other person, co-operate with the Host so far as is necessary to enable that duty to be performed or complied with.

15.Grievance Procedure
It is expected that most grievances may be resolved informally. However, if the Employee wishes to raise a formal grievance relating to his assignment, he should raise it in the first instance in writing with his Line Manager setting out the nature of the grievance. The Line Manager will then invite the Employee to a hearing to discuss the grievance. The hearing will be scheduled to allow time for the Host to consider the issues raised. After the meeting, the Host will inform the Employee of the decision and of his right to appeal.
If the grievance is not satisfactorily resolved in this way then the Employee should appeal the matter in writing to the CEO. The CEO will invite the Employee to an appeal hearing, following which the CEO shall communicate that decision in writing to the Employee. The decision of the CEO shall be final.
This policy does not form part of the secondment agreement, save and only to the extent expressly required by law. If the Employee wishes, he may be accompanied at either or both hearings by a colleague or trade union official.
16.Summary Dismissal

(a)
In the following circumstances, which are all intended by way of example only of what may be regarded as gross misconduct, and not by way of a complete list, the Employee will be dismissed summarily by written notice to operate from the date of such notice and the Employee will not be entitled to any further payment under his terms of assignment except such sum as has accrued and is due at the date of termination:

(i)	refusing to carry out any proper direction given in the course of the employment

(ii)	improperly divulging to any third party any confidential or non-public information regarding the Primary Employer, the Host its employees or any person with whom the Primary Employer or the Host deals

(iii)	committing any act or divulging any information which is contrary to or damages the interests or objectives of the Primary Employer or the Host

(iv)
committing any criminal offence which in the opinion of the Primary Employer or the Host makes the Employee unsuitable for the type of work that the Employee is employed to do or may reasonably be expected to do or which makes him unacceptable to other employees

(v)	dishonest conduct

(vi)	violent, obscene or abusive behaviour towards other employees or officers of the Primary Employer or the Host

(vii)	serious or willful breach of the Employee’s duties

(viii)	attending the Primary Employer’s or the Host’s premises or engaging in the Primary Employer’s business whilst under the influence of alcohol or unlawful drugs.

(b)
Any other serious or irreparable act or omission by the Employee may be regarded as gross misconduct where such act or omission is, in the reasonable opinion of the Primary Employer or the Host is likely to (or has) cause(d) serious harm to the business or reputation of the Primary Employer or the Host.

17.Disciplinary Procedure
This disciplinary procedure does not form part of the Employee’s contractual terms of the secondment agreement. The Host accepts that it is in the interests of good relations with its staff to ensure that there is a fair and proper disciplinary procedure.
Any Employee who departs from normally expected standards or who violates the Host’s rules will be liable to disciplinary action.

(a)
The following disciplinary procedure will usually be adopted. The stages will normally be implemented in order but action may start at any stage in the event of serious misconduct or an aspect of poor performance that creates a risk to other employees. At each stage of the procedure, the Host will set a reasonable timeframe within which the Employee will be expected to improve their performance or conduct or remedy any minor breach of secondment agreement.

At the end of that timeframe, if the Employee’s performance, conduct, etc. has not met the targets set by the Host, the next stage of the disciplinary procedure may be implemented. The Employee accepts that in the case of a senior employee of the Host it may not always be appropriate to follow this procedure.

(i)	On the first occasion that an Employee fails to reach the standards required, the Employee will receive a formal verbal warning.

(ii)	If the required improvement is not made, or if the first offence is considered too serious for a formal verbal warning, the Employee will receive a formal written warning.

(iii)	Continued failure to achieve the required improvement, or further transgressions, will result in a final written warning being issued.

(iv)	Failure to comply with the conditions of a final written warning will result in dismissal after the requisite period of notice or payment of salary in lieu thereof.
The following, which are intended by way of example only and not by way of a complete list, are examples of conduct warranting disciplinary action:

(i)	poor timekeeping

(ii)	poor attendance

(iii)	inadequate or incompetent performance of the Employee’s job

(iv)	failure to comply with the Host’s established procedures, as notified from time to time

(v)	rudeness or discourtesy to people with whom the Host deals or to other employees.

(b)
If disciplinary action which may lead to disciplinary measures is to be taken against the Employee (other than suspension under (c) below or issuing of a warning - where modified procedures may apply), the following procedure will normally apply. The Employee will receive a letter setting out the alleged conduct or other circumstances and inviting the Employee to attend a disciplinary hearing. The hearing will be set at a time and date to allow the Employee time to consider the allegations against him. At the disciplinary hearing (which the Employee must take all reasonable steps to attend) the Employee will be given the opportunity to respond to the issues raised. The decision on the hearing will be notified to the Employee after the hearing, along with details of the right to appeal. The Employee will have the right to be accompanied to any disciplinary hearing and subsequent appeal by a colleague or trade union official.

(c)
The Host reserves the right to suspend the Employee on full pay pending investigation where the Host has reasonable grounds to believe that the Employee’s continued assignment might be prejudicial to the Host’s business or other employees.

(d)	The Host reserves the right to exclude the Employee from the premises during his period of notice and shall be under no obligation to provide any work for the Employee or to assign him any duties.

(e)	If the Employee has outside interests which in the opinion of the Host conflict with its interests, the Employee may be asked to leave the service of the Host.

(f)	The Host reserves the right to suspend the Employee without pay and benefits as a disciplinary measure.
The Employee may appeal any disciplinary action taken. He will then be invited to attend an appeal hearing (and must take all reasonable steps to do so). Following any such appeal, the Employee will be informed of the outcome.
18.Sexual Harassment
The Host considers that sexual harassment in the workplace is unacceptable and will treat all complaints seriously.
An Employee who feels that he has been subjected to sexual harassment should raise the matter with his Line Manager under the terms of the grievance procedure set out in Clause 15 above.

An Employee who is found to be the perpetrator of harassment will be liable to disciplinary action under the terms of the disciplinary procedure set out in Clause 17 above. The Host may exercise its discretion as to the disciplinary measures which will be taken, depending on the nature of the conduct.
19.Confidentiality
The Employee agrees that clause 15 of his contract of employment with the Primary Employer shall remain fully valid and in place during the assignment. Furthermore, during the assignment the Employee shall also be required to observe the confidentiality of any similar information relating to the Host to which the Employee has access during the assignment.
20.Intellectual property
The Employee agrees that clause 12 of his contract of employment with the Primary Employer shall remain fully valid and in place during the assignment.
21.Data Protection
The Employee agrees that personal data relating to the Employee (including sensitive personal data such as medical details) may to the extent that it is reasonably necessary in connection with the Employee’s assignment or the business of the Host:

(a)	be collected and held (in hard copy and computer readable form) and processed by the Host; and

(b)	be disclosed to:

(i)	other employees of the Host and the Host’s group companies;

(ii)	any other persons as may be reasonably necessary (such as third party benefit providers or administrators) or as authorised by the Employee; or

(iii)	as otherwise required or permitted by law.
This consent applies regardless of the country to which the data is to be transferred. Where the disclosure or transfer is to a destination outside the European Economic Area, the Host shall take reasonable steps to ensure that the Employee’s personal data continues to be adequately protected, though the Employee may no longer have rights under data protection law.
If the Employee has any queries regarding the Employee’s personal data, these should be raised with the line manager.
22.Deductions
The Employee consents to the deduction from any sum otherwise payable to the Employee by reason of his assignment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Host may bona fide have against the Employee, including but not limited to:

(a)	Overpayment of wages;

(b)	Overpayment in respect of expenses incurred by the Employee in carrying out his duties;

(c)	Loans which the Host may from time to time make to the Employee;

(d)	Advances on wages, which the Host may from time to time make to the Employee.
The Employee further consents that the Host has the right to deduct from the employee’s salary or other sums due to the Employee a sum in respect of accrued holiday entitlement if at the date of termination of the Employee’s assignment he has taken in excess of his accrued holiday entitlement.
23.Third Party Rights
The Primary Employer shall have the right to enforce the terms of this agreement. Any other person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

24.Choice of Law
This secondment agreement shall be governed by and construed in accordance with the law of England and Wales and each party to this secondment agreement submits to the non-exclusive jurisdiction of the courts and tribunals or England and Wales.
SIGNED by Kate Mellon
for and on behalf of the Host
/s/ Kate Mellon
Date     2/9/14
SIGNED by Shaun Redgrave
for and on behalf of the Primary Employer
/s/ Shaun Redgrave
Date     2/9/14
SIGNED by the Employee
/s/ Luciano Fernandez Gomez
Date     2/9/14

[WORKDAY LOGO]
BENEFIT EXTENSION LETTER
May 26, 2016
Chano Fernandez
Re: Extension of benefits
Dear Chano,
This letter serves to formally extend your current international benefits in the UK for 2 years through July 2018 as the President of EMEA & APJ reporting to Phil Wilmington. The current terms and conditions of your international benefits remain in effect through July 2018 with the exception of the benefits outlined below:

•	Rent - not to exceed GBP £12,100.00 per month

•	Education – expenses for tuition to be covered for children (3)

•	Furniture allowance – not to exceed GBP £500.00 per month

•	Miscellaneous allowance - up to GBP £10,000.00 annually

•	Repatriation

o	Household goods move

o	Resettling allowance of EUR€ 5,000.00
Signature: /s/ Chano Fernandez    5/27/16

Employee Signature    Date
Signature: /s/ Jennifer Pasqualini    5/31/16

Jennifer Pasqualini - VP Human Resources    Date

Cc:	Human Resources Phil Wilmington, Co-President, Workday, Inc.
PLEASE SIGN AND RETURN TO - Kelly Tracy, Global Mobility Manager, Workday, Inc.

[WORKDAY LOGO]
BENEFIT EXTENSION LETTER
June 21, 2018
Chano Fernandez
Re: Extension of Benefits
Dear Chano,
This letter serves to formally extend your current international assignment in the UK for additional 12 months through July 2018 as Co-President reporting to Aneel Bhusri. The current terms and conditions of your international assignment remain in effect through the end of June 2019 with the exception of the benefits outlined below:

•	Rent - not to exceed £12,000.00 per month

•	Education – expenses for tuition to be covered for children (3)

•	Miscellaneous allowance - up to £10,000.00 annually

•	Repatriation

o	Transportation to home country for you and your dependents

o	Household goods move

o	Resettling allowance of EUR€ 5,000.00
Signature: /s/ Chano Fernandez    6/26/18

Chano Fernandez, Co-President    Date
Signature: /s/ Pattie Egan    6/22/18

Patricia Egan, Director, ER & Global Mobility    Date
PLEASE SIGN AND RETURN TO - Kelly Tracy, Manager, Global Mobility